Exhibit 4.2

ASHFORD INC.

AND

COMPUTERSHARE TRUST COMPANY, N.A.
Rights Agent

Amendment No. 1 to the Rights Agreement

Dated as of May 15, 2023

AMENDMENT NO. 1
TO THE RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment”), dated as of May 15, 2023, by and between Ashford Inc., a Nevada corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings set forth in the Existing Rights Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 30, 2022 (the “Existing Rights Agreement”);

WHEREAS, the Company wishes to amend the Existing Rights Agreement as set forth herein; and

WHEREAS, in compliance with the terms of Section 27 of the Existing Rights Agreement, the Company may from time to time, and the Rights Agent shall if the Company so directs, supplement or amend the Existing Rights Agreement to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

Section 1.         Definitions.

(a)  Section 1.1 of the Existing Rights Agreement is hereby amended in its entirety to read as follows:

““Acquiring Person” means any Person (other than an Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 7% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Common Shares for or pursuant to the terms of any such employee benefit plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (v) Monty J. Bennett and his Affiliates and Associates and (vi) any Person who or which, at the Close of Business on May 15, 2023, was a Beneficial Owner of 7% or more of the Common Shares of the Company then outstanding, other than a Person who or which is not an Affiliate or Associate of the Beneficial Owner on May 15, 2023 and who or which subsequently becomes an Affiliate or Associate of such Beneficial Owner without the prior written approval of the Board (a “Grandfathered Stockholder”); provided, however, that if a Grandfathered Stockholder becomes, after May 15, 2023, the Beneficial Owner of any additional Common Shares (other than as a result of (A) a stock dividend, stock split, reverse stock split, subdivision or similar transaction effected by the Company in which all registered holders of Common Shares are treated substantially equally, (B) the grant or issuance by the Company to its directors, officers and/or employees of options, warrants, rights or similar interests, or any exchange thereof, to acquire Common Shares by the Company pursuant to any executive compensation plan or arrangement, employee benefit, stock incentive plan, stock option plan or stock ownership plan of the Company adopted by the Board, and the subsequent vesting, exercise or conversion of such options, warrants, rights or similar interests, (C) the grant or issuance by the Company to its directors, officers and/or employees of restricted Common Shares or restricted stock units pursuant to a restricted stock or other compensation plan or arrangement adopted by the Board and the subsequent vesting of such shares or stock units, (D) the acquisition of Common Shares directly from the Company, or (E) the acquisition of Common Shares solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of Common Shares then outstanding beneficially owned by such Grandfathered Stockholder, then such Grandfathered Stockholder shall be deemed an Acquiring Person unless, upon such acquisition of beneficial ownership of additional Common Shares, such Grandfathered Stockholder is not the Beneficial Owner of 7% or more of the Common Shares then outstanding; provided, further, that upon the first decrease of a Grandfathered Stockholder’s beneficial ownership below 7%, such Grandfathered Stockholder shall no longer be considered a Grandfathered Stockholder and this clause (v) shall have no further force or effect with respect to such Grandfathered Stockholder.

Notwithstanding the foregoing, no Person shall become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 7% or more of the then outstanding Common Shares of the Company (or such other percentage as would otherwise result in such Person becoming an Acquiring Person); provided, however, that if a Person would, but for the provisions of this paragraph, become an Acquiring Person by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company at any time such that the Person is or thereby becomes the Beneficial Owner of 7% or more of the Common Shares of the Company then outstanding (or such other percentage as would otherwise result in such Person becoming an Acquiring Person) (other than as a result of (A) a stock dividend, stock split, reverse stock split, subdivision or similar transaction effected by the Company in which all registered holders of Common Shares are treated substantially equally, (B) the grant or issuance by the Company to its directors, officers and/or employees of options, warrants, rights or similar interests, or any exchange thereof, to acquire Common Shares by the Company pursuant to any executive compensation plan or arrangement, employee benefit, stock incentive plan, stock option plan or stock ownership plan of the Company adopted by the Board, and the subsequent vesting, exercise or conversion of such options, warrants, rights or similar interests, (C) the grant or issuance by the Company to its directors, officers and/or employees of restricted Common Shares or restricted stock units pursuant to a restricted stock or other compensation plan or arrangement adopted by the Board and the subsequent vesting of such shares or stock units, (D) the acquisition of Common Shares directly from the Company, or (E) the acquisition of Common Shares solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), then such Person shall be deemed to be an Acquiring Person.

Notwithstanding the foregoing paragraphs of this Section 1.1, if the Board determines that a Person who would otherwise be an Acquiring Person has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned that number of Common Shares that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its beneficial ownership of Common Shares but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of obtaining, changing or influencing control of the Company, and such Person divests as promptly as practicable (as determined by the Board) a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to have become an Acquiring Person for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps or derivatives dealer who would otherwise be an Acquiring Person has become so as a result of its actions in the ordinary course of its business that the Board determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board shall otherwise determine, such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement.”

(b)            The date set forth in the definition of “Final Expiration Date” contained in Section 1.22 of the Existing Rights Agreement shall be deleted and replaced with “July 30, 2024” and each other reference to “July 30, 2023” contained in the Existing Rights Agreement and the exhibits thereto shall be replaced with “July 30, 2024”.

Section 2.         Exhibit C. Exhibit C to the Existing Rights Agreement is hereby amended in its entirety to read as set forth in Exhibit 1 to this Amendment.

Section 3.         Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

Section 4.         Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 5.         Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6.         Ratification of the Existing Rights Agreement. Except as expressly amended hereby, the Existing Rights Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and the year first above written.

ASHFORD INC.

By:	/s/ Alex Rose
	Name:	Alex Rose
	Title:	Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Peter Duggan
	Name:	Peter Duggan
	Title:	Executive Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]

EXHIBIT 1

UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES

On August 30, 2022, the Board of Directors (the “Board”) of Ashford Inc. (the “Company”) declared (i) a dividend to the holders of the Common Stock, par value $0.001 per share (the “Common Shares”), outstanding on September 9, 2022 (the “Record Date”) of one preferred share purchase right (a “Right”) for each Common Share and (ii) a dividend to the holders of the Series D Preferred Shares (as defined below) outstanding on the Record Date of one Right in respect of each Common Share that is issuable upon conversion of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Shares”) as determined under the Certificate of Designation of the Series D Convertible Preferred Stock of Ashford Inc. (the “Series D Certificate of Designation”). Each Right entitles the registered holder to purchase from the Company one one-thousandths of a share of Series F Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at a price of $275 per one one-thousandths of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement dated as of August 30, 2022, by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (as may be amended from time to time, the “Rights Agreement”). On May 15, 2023, the Company and the Rights Agent entered into Amendment No. 1 (“Amendment No. 1”) to the Rights Agreement. Pursuant to Amendment No. 1, the Rights Agreement was amended to (x) extend the Final Expiration Date with respect to the Company’s Rights (each as defined under the Rights Agreement) until July 30, 2024, and (y) decrease the beneficial ownership threshold in the definition of “Acquiring Person” from 10% to 7%.

Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 7% or more of the outstanding Common Shares (with certain exceptions as described below, an “Acquiring Person”) (or, in the event an exchange is effected in accordance with Section 24 of the Rights Agreement and the Board determines that a later date is advisable, then such later date that is not more than 20 days after such public announcement) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or an exchange offer the consummation of which would result in the beneficial ownership by a person or group of 7% or more of the outstanding Common Shares (the earlier of such dates, the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

Exhibit 1-1

A person shall not be deemed to be an “Acquiring Person” if such person, on May 15, 2023, is a Beneficial Owner of 7% or more of the Common Shares of the Company then outstanding (a “Grandfathered Stockholder”); provided, however, that Monty J. Bennett and his Affiliates and Associates shall not be deemed to be an Acquiring Person; provided, further, that if a Grandfathered Stockholder becomes, after May 15, 2023, the Beneficial Owner of additional Common Shares (other than as a result of (A) a stock dividend, stock split, reverse stock split, subdivision or similar transaction effected by the Company in which all registered holders of Common Shares are treated substantially equally, (B) the grant or issuance by the Company to its directors, officers and/or employees of options, warrants, rights or similar interests, or any exchange thereof, to acquire Common Shares by the Company pursuant to any executive compensation plan or arrangement, employee benefit, stock incentive plan, stock option plan or stock ownership plan of the Company adopted by the Board, and the subsequent vesting, exercise or conversion of such options, warrants, rights or similar interests, (C) the grant or issuance by the Company to its directors, officers and/or employees of restricted Common Shares or restricted stock units pursuant to a restricted stock or other compensation plan or arrangement adopted by the Board and the subsequent vesting of such shares or stock units, (D) the acquisition of Common Shares directly from the Company, or (E) the acquisition of Common Shares solely as a result of corporate action of the Company not caused, directly or indirectly, by such person) regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of Common Shares then outstanding beneficially owned by such Grandfathered Stockholder, then such Grandfathered Stockholder shall be deemed an Acquiring Person unless, upon such acquisition of beneficial ownership of additional Common Shares, such Grandfathered Stockholder is not the Beneficial Owner of 7% or more of the Common Shares then outstanding; provided, further, that upon the first decrease of a Grandfathered Stockholder’s beneficial ownership below 7%, such Grandfathered Stockholder shall no longer be considered a Grandfathered Stockholder.

“Beneficial Ownership” shall include any securities such person or any of such person’s affiliates or associates (i) beneficially owns, directly or indirectly, (ii) has the right to acquire, (iii) which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate of such other person) with which such first person or any of such first person’s affiliates or associates has (A) formed, or is acting together as, a group for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) of Section 1.4.2 of the Rights Agreement) or disposing securities of the Company, regardless of whether such persons are party to any written or unwritten agreement, arrangement or understanding, (B) shared information about an upcoming Schedule 13D filing (or amendment thereto) that such person and/or such first person and/or their respective affiliates and associates will be required to make, to the extent such information is not yet public and communicated with the purpose of causing others to make purchases, and such person and/or first person and/or their respective affiliates and associates subsequently purchases the Company’s securities based on such information, (C) entered into any pooling arrangement, whether formal or informal, written or unwritten, (D) engaged in activities undertaken with the purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having such purpose or effect, or (E) taken concerted actions related to the Company’s equity securities where such person and such first person are directly or indirectly obligated to take such concerted action, and (iv) which are the subject of, or the reference securities for, or that underlie, any derivative securities (as defined under Rule 16a-1 under the Exchange Act) of such person or any of such person’s affiliates or associates that increase in value as the value of the underlying equity increases, with the number of Common Shares deemed Beneficially Owned being the notional or other number of Common Shares specified in the documentation evidencing the derivative interest as being subject to be acquired upon the exercise or settlement of the derivative interest or as the basis upon which the value or settlement amount of such derivative interest is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board, in its sole discretion, to be the number of Common Shares to which the derivative interest relates.

Exhibit 1-2

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Common Shares and the Series D Preferred Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date or upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares or the Series D Preferred Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares and the Series D Preferred Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on July 30, 2024 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below, or upon the occurrence of certain transactions.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Exhibit 1-3

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled, when, as and if declared, to a quarterly dividend payment of 1,000, multiplied by the dividend declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to a payment per share equal to 1,000, multiplied by the aggregate payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation, or other transaction in which Common Shares are converted or exchanged, each Preferred Share will be entitled to receive 1,000, multiplied by the amount received per Common Share. These rights are protected by customary antidilution provisions.

Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of the one one-thousandths interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

From and after the time any person becomes an Acquiring Person, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (i) the date of such event or (ii) the Distribution Date acquired or beneficially owned by an Acquiring Person or an associate or affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

If, at any time after a person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. If any person becomes an Acquiring Person, then proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by such Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. If the Board so elects, then the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Shares issuable upon exercise of a Right; provided, that if the Company fails to meet such obligation within 30 days following the date a person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Shares (to the extent available) and cash equal in value to the difference between the value of the Common Shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Shares to permit the issuance of Common Shares upon the exercise in full of the Rights.

Exhibit 1-4

At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Common Shares, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandths of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

At any time prior to the time any person or group becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights, provided, that no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K dated August 31, 2022, and a copy of Amendment No. 1 has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K dated May 15, 2023. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

Exhibit 1-5